EXHIBIT 3.1

CERTIFICATE OF AMENDMENT

TO THE BY-LAWS OF MASSBANK CORP.

As Adopted February 11, 2008

The undersigned, being the Secretary of MASSBANK Corp., a Delaware corporation (the “Corporation”), hereby certifies that the Board of Directors of the Corporation approved an amendment to the By-Laws of the Corporation (the “By-Laws”), effective as of the date indicated above.

1. Article I, Section 1 is amended by inserting the following prior to the period at the end of the third sentence of the second paragraph thereof:

“or (c) in the event that the annual meeting of stockholders is scheduled to be held on a date more than seven days after the Anniversary Date, not later than the close of business on (i) the 20th day (or if that day is not a business day for the Corporation, on the next succeeding business day) following the first date on which the date of such meeting was publicly disclosed or (ii) if the first date of such public disclosure occurs more than 75 days prior to such scheduled date of such meeting, then the later of (1) the 20th day (or if that day is not a business day for the Corporation, on the next succeeding business day) following the first date of such public disclosure or (2) the 75th day prior to such scheduled date of such meeting (or if that day is not a business day for the Corporation, on the next succeeding business day).

2. Article II, Section 2 is amended by inserting the following prior to the period at the end of the second sentence of the third paragraph thereof:

“or (c) in the event that the annual meeting of stockholders is scheduled to be held on a date more than seven days after the Anniversary Date, not later than the close of business on (i) the 20th day (or if that day is not a business day for the Corporation, on the next succeeding business day) following the first date on which the date of such meeting was publicly disclosed or (ii) if the first date of such public disclosure occurs more than 75 days prior to such scheduled date of such meeting, then the later of (1) the 20th day (or if that day is not a business day for the Corporation, on the next succeeding business day) following the first date of such public disclosure or (2) the 75th day prior to such scheduled date of such meeting (or if that day is not a business day for the Corporation, on the next succeeding business day).

3. Article II is further amended by adding the following Section 2A thereto.

“Section 2A. Limitations On Eligibility To Serve As A Director. No person shall be qualified to be nominated or elected as a director, or to serve as a director, if the Board of Directors shall have determined that such person or any person nominating such person shall have, either alone or acting in concert with any other person or persons, group, associate or company, individually or together, (i) failed to make any necessary filing relating to the control or ownership of shares of a banking institution or bank holding company with any State or Federal banking or securities regulatory agency, including but not limited to the Securities and Exchange Commission, the Board of Governors of the Federal Reserve System, the Federal Deposit Insurance Corporation, the Office of the Comptroller of the Currency, the Office of Thrift Supervision, or the Massachusetts Division of Banks, (“Federal or State Regulatory Agency”); (ii) failed to make any required material disclosure relating to the control or ownership of shares of a banking institution or bank holding company to any Federal or State Regulatory Agency; or (iii) acquired control, or is attempting or in the process of attempting to acquire control, of the Corporation or any subsidiary or affiliate of the Corporation without first having obtained the required approval or notice of non-objection from the appropriate Federal or State Regulatory Agency in accordance with applicable law, including all pre- and post-control notifications, filings and waivers. For purposes of this provision, “control” shall mean the power to directly or indirectly, through one or more persons,

(i) own, control or have the power to vote 25% or more of the voting securities of the Corporation,

(ii) own, control or have the power to vote 10% or more of the voting securities of the Corporation, if no other person (excepting any tax-qualified benefit plan of the Corporation or any subsidiary or affiliate of the Corporation) owns, after having filed and been approved to own, a greater percentage of the outstanding voting securities of the Corporation or would own a greater percentage of the outstanding voting securities of the Corporation immediately following a proposed transaction, provided that such greater percentage owning person has not, at the time of or subsequent to the date such person becomes the owner of, controls or obtains the power to vote 10% or more of the voting securities of the Corporation,

(A) filed a beneficial ownership report with the SEC on Schedule 13G,

(B) agreed to restrict his ability to influence, manage or control the Corporation, or

(C) has otherwise agreed to limit or restrict such person’s

(1) representation on the Board of Directors or any committee thereof,

(2) ability to nominate persons to the Board of Directors or solicit proxies,

(3) ability to engage in any transactions with the Corporation,

(4) ability to influence the lending, credit, deposit, dividend or branch policies of the Corporation or any subsidiary bank, or

(5) ability to take action to amend the Corporation’s Certificate of Incorporation or By-Laws or the Charter or By-Laws of any subsidiary bank;

(iii) control the election of a majority of directors, or

(iv) exercise a controlling influence over the management and policies of the Corporation.

For the purposes of this Section 2A, the term “person” shall mean an individual or a corporation, partnership, trust, association, joint venture, pool, syndicate, group, sole proprietorship, unincorporated organization, or any other form of entity not specifically listed herein as determined by the Board of Directors. For purposes of this Section 2A, the term “acting in concert” shall have the same meaning as set forth in 12 CFR 225.41 and any successor regulation. For purposes of this Section 2A, any member of the “Current Board of Directors” shall not be deemed to be “acting in concert” or affiliated with any other member of the “Current Board of Directors” solely as a result of their membership on the Board of Directors. The term “Current Board of Directors” shall mean those members of the Board of Directors as of the date of adoption of this Section 2A and any other person who is nominated by the then-Current Board of Directors.

In addition to the above provisions of this Section 2A, a person shall not be qualified to be nominated or elected, or to serve, as a director if the Board of Directors has determined that such person (i) is under indictment for, or has ever been convicted of, a criminal offense involving dishonesty, breach of trust or money laundering; (ii) is a person against whom a Federal or State Regulatory Agency has issued a cease and desist order for conduct involving dishonesty, breach of trust, or money laundering, which order is final; (iii) has been found, in a final and unappealable decision by any Federal or State Regulatory Agency or by any court, to have (A) breached a fiduciary duty involving personal profit or (B) committed a reckless or willful violation of any law, rule or regulation governing banking, securities, commodities or insurance, or any final cease and desist order issued by a banking, securities, commodities or insurance regulatory agency; or (iv) has been nominated by a person who would be disqualified from serving as a director of this Corporation under clause (i), (ii) or (iii), above. Each director of the Corporation is obligated to inform the Corporation immediately of any occurrence described in clause (i), (ii), (iii) or (iv) of the preceding sentence. A director of the Corporation who becomes unqualified to serve as a director under this section shall forthwith cease to serve as a director of the Corporation without the necessity of action by the Board of Directors to remove or suspend such director.

Upon the determination by the Board of Directors that a person is disqualified for nomination or election to, or service on, the Board of Directors pursuant to this Section 2A, it shall notify such person, or any person nominating such person, of its determination of non-qualification and the reasons therefor. The nominee shall then have 10 days to provide the Board of Directors with such evidence and testimony to rebut the determination by the Board of Directors or to cure any basis upon which the Board of Directors determined the non-qualification. Such cure with respect to the first paragraph of this Section 2A may include making the required filings, obtaining from the appropriate Federal or State Regulatory Agency the required approvals or notices of non-objection, or restricting such nominee’s control or influence over the Corporation or the Board of Directors. Upon receiving such evidence and testimony, the Board of Directors shall then render a final decision on qualification within 30 days. If the nominee does not provide such evidence and testimony within the 10 day period, the decision by the Board of Directors shall be final.”

4. Article V is amended by adding the following Section 9 thereto.

“Section 9. Severability. A ruling by a court of competent jurisdiction that any term or provision of these By-Laws is illegal or invalid shall not affect or invalidate any other term or provision of these By-laws (the “Unaffected Provisions”), and the Unaffected Provisions will remain in full force and effect.

/s/ Robert S. Cummings

Robert S. Cummings, Secretary